Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.

Vice President, Chief Financial Officer

Phone (610) 321-6223

Robert A. Doody, Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA Incorporated Reports First Quarter 2012 Financial

Results

EXTON, PA, May 1, 2012 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2012.

Since December 31, 2011, we:

•

Achieved $136 million in quarterly net product sales, including $68 million in worldwide net sales of Cinryze® (C1 esterase inhibitor [human]), and $66 million in net sales of Vancocin® (Vancomycin Hydrochloride Capsules, USP);

•	Responded to the FDA complete response letter regarding industrial scale manufacturing for Cinryze;

•	Delivered positive cash flows from operations of $53 million;

•	Finished the quarter with working capital of $532 million as of March 31, 2012, including cash, cash equivalents and short-term investments of $473 million;

•	Attained non-GAAP adjusted net income of $31 million; GAAP net income reached $20 million;

•	Repurchased an additional 1.6 million shares at a cost of approximately $50 million; and

•	Presented positive data from our Phase 2 subcutaneous trial of Cinryze in combination with Halozyme’s recombinant human hyaluronidase enzyme (rhuPH20) technology.

Net sales were $135.8 million for the first quarter ended March 31, 2012, as compared to $127.0 million in the comparative period of 2011, representing 7 percent growth in the first quarter in net product sales. Regarding Cinryze, we used production and channel inventory to meet the growing demand during the first quarter. As a result, the channel was reduced by about a week to below normal levels. The company anticipates that the channel will remain below normal levels until product from industrial scale becomes available.

“We are a company that has the ability to withstand a challenge such as the recent FDA decision on Vancocin, and continue on our mission to provide life saving therapies to patients suffering from serious diseases,” stated Vincent Milano, ViroPharma’s chief executive officer. “In that respect, the first quarter of 2012 represented another strong quarter of impressive Cinryze demand growth, our European products are beginning to gain traction and our pipeline opportunities continue to advance.”

Our GAAP net income was $20.0 million in the first quarter of 2012 compared to $36.4 million in the first quarter of 2011. GAAP diluted earnings per share was $0.26 for the first quarter of 2012 compared to $0.40 for the same period in 2011.

Non-GAAP adjusted net income for the three months ended March 31, 2012 and 2011 was $31.1 million and $45.5 million, respectively, and non-GAAP adjusted diluted earnings per share was $0.37 for the first quarter of 2012 compared to $0.48 for the first quarter of 2011. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Cinryze net sales during the three months ended March 31, 2012 were $68.2 million, a 21 percent increase over the respective period in 2011 due to an increase in the number of patients receiving Cinryze. Vancocin net sales during the three months ended March 31, 2012 were $66.2 million compared to $69.3 million in the first quarter of 2011, or a 4 percent decrease due to lower volume related to a milder flu season.

Cost of sales increased over the three month period in the prior year by $13.2 million primarily due to increased Cinryze volume coupled with lower Vancocin volumes and a royalty payment due on Vancocin sales. The increase in selling, general and administrative expenses of $9.6 million in 2012 compared to 2011 is primarily driven by the growth of our global organization and our European commercialization efforts. Research and development costs increased $5.0 million in 2012 compared to 2011 primarily due to advancement of our VP 20621 clinical program and our Cinryze and C1 esterase inhibitor programs. Other operating expense is mainly the mark-to-market of our contingent consideration liabilities related to our acquisitions.

The effective tax rate in the first quarter of 2012 was 47.5 percent compared to 39.7 percent in the first quarter of 2011. The increase in the tax rate results from the anticipated reduction in Vancocin revenues and its effect on U.S. profitability. In addition, the effective tax rate in both periods exceeded the federal statutory tax rate due to state income taxes and certain share-based compensation and other charges that are not tax deductible. We anticipate our effective tax rate to remain between 46 percent and 48 percent for the remainder of 2012 and that our effective tax rate will begin to decline in future years upon the generation of profits from our various overseas operations.

Working Capital Highlights

At March 31, 2012, our working capital was $531.5 million compared to $537.3 million at December 31, 2011. Operating cash flow was $53.3 million in the first quarter of 2012 compared to $39.1 million during the first quarter of 2011.

Looking ahead in 2012

ViroPharma is adjusting all but its U.S. Cinryze net sales guidance for the year 2012. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2012, ViroPharma expects the following:

•	Worldwide net product sales are expected to be $450 to $500 million;

•	Net U.S. Cinryze sales are expected to be $310 to $330 million; and

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $220 to $250 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income and non-GAAP adjusted net income for the three months ended March 31, 2012 and 2011. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring events. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on May 1, 2012 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 16, 2012.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2012, our ability to continue to successfully commercialize our products in the United States and Europe, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to pursue regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate.

Our actual results may vary depending on a variety of factors, including:

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	the approval of additional competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•	the impact of healthcare reform legislation and the judicial review thereof;

•	actions by the FDA and EMA or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories. The entry of competing generic products following FDA approval in April 2012 will significantly affect our sales of Vancocin and our financial performance. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, our ability to receive approval of the larger scale of our manufacturing process may exceed the timeframe we currently anticipate and we cannot assure that we will be capable of receiving approval of the larger scale manufacturing process in the timeframe we anticipate. In addition, the FDA may request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED
Selected Financial Information
Consolidated Statements of Operations: (in thousands, except per share data)	Three months ended March 31,
	2012	2011
	(unaudited)
Revenue:
Net product sales	$135,800	$127,035

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	32,079	18,869
Research and development	15,399	10,426
Selling, general and administrative	37,949	28,310
Intangible amortization	8,827	8,897
Other operating expenses	1,236	498

Total costs and expenses	95,490	67,000

Operating income	40,310	60,035

Other Income (Expense):
Interest income	136	204
Interest expense	(3,447)	(2,981)
Other income, net	1,061	3,142

Income before income tax expense	38,060	60,400

Income tax expense	18,069	23,954

Net income	$19,991	$36,446

Net income per share:
Basic	$0.28	$0.47
Diluted	$0.26	$0.40

Shares used in computing net income per share:
Basic	70,512	77,849
Diluted	85,026	95,973

VIROPHARMA INCORPORATED
Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income
An itemized reconciliation between net income and adjusted net income on a non-GAAP basis is as follows: (in thousands)
	Three months ended
	March 31,
	2012	2011
	(unaudited)
GAAP net income	$19,991	$36,446
Adjustments:
Non-cash interest expense	2,245	1,956
Amortization	8,827	8,897
Step-up of inventory	—	39
Stock compensation	4,904	3,456
Option amortization	1,071	—
Contingent consideration	1,112	471
Tax effect of the above	(7,082)	(5,779)

Non-GAAP adjusted net income	$31,068	$45,486

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$31,068	$45,486
Add: interest expense on senior convertible notes, net of income tax	635	635

Non-GAAP adjusted diluted net income	$31,703	$46,121

Shares used in computing GAAP diluted net income per share	85,026	95,973

Shares used in computing Non-GAAP adjusted diluted net income per share	85,026	95,973

GAAP diluted net income per share	$0.26	$0.40

Non-GAAP adjusted diluted net income per share	$0.37	$0.48

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions, changes in the fair value of future contingent consideration or significant transaction costs.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED
Selected Financial Information
Selected Consolidated Balance Sheet Data	March 31,	December 31,
(in thousands)	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$363,645	$331,352
Short-term investments	109,718	128,478
Inventory	56,699	60,316
Total current assets	635,394	635,931
Intangible assets, net	642,577	648,659
Total assets	1,330,519	1,336,797

Liabilities and Stockholders’ Equity
Total current liabilities	$103,861	$98,651
Deferred tax liabilities	177,755	178,706
Long-term debt	155,464	153,453
Total liabilities	453,106	445,673
Total stockholders’ equity	877,413	891,124
Total liabilities and stockholders’ equity	1,330,519	1,336,797

	Three Months Ended
	March 31,	March 31,
Statement of Cash Flows:	2012	2011
(in thousands)	(unaudited)
Net cash provided by operating activities	$53,311	$39,059
Net cash provided by (used in) investing activities	17,894	(27,241)
Net cash used in financing activities	(39,611)	(47,620)